Exhibit 99.1

For more information, contact:

Sarika Dhadwal (952) 887-3753

Sarika.Dhadwal@Donaldson.com

Donaldson Elects Chief Operating Officer Richard Lewis to Succeed

Tod Carpenter as President and CEO as Part of Planned Succession

MINNEAPOLIS (January 29, 2026) — Donaldson Company, Inc. (NYSE: DCI) (Donaldson or the Company), a global leader in technology-led filtration products and solutions, announced that the Company’s board of directors has elected chief operating officer Richard Lewis as president and chief executive officer, effective March 2, 2026. Lewis will succeed Tod Carpenter, who will transition to executive chairman after a career spanning 30 years at the Company, including the past 11 years as president and chief executive officer. Lewis will also join the Company’s Board.

“On behalf of the Board, we extend our sincere appreciation to Tod for his exceptional leadership and decades of service,” said Christopher Hilger, Lead Independent Director. “Under Tod’s leadership, the Company significantly expanded revenue and profit, strengthened its operating model, and created long-term shareholder value by fostering a strong, principled culture. With Rich’s deep understanding of Donaldson’s businesses and operations, the Board is confident the Company will continue to execute well and build on its long track record of success.”

Carpenter said, “Elevating Rich to the president and CEO role reflects our long-term succession planning process and comes at a time when Donaldson is in a strong position thanks to the talent, dedication, and discipline of our global team. Throughout his time with the Company, Rich has played an integral role in shaping and executing our strategy, and I am confident in his ability to lead Donaldson into its next phase of growth and value creation.”

Lewis said, “I am excited about the opportunities in front of us. We have a strong leadership team, a clear strategy, and a culture deeply committed to our customers and operational excellence. I look forward to building on the momentum established under Tod’s leadership and continuing to deliver value for our employees, customers and shareholders.”

Lewis joined Donaldson in 2002 and became chief operating officer in August 2025. He has held a broad range of senior leadership roles across the Company, including overseeing global operations as senior vice president and serving as president of the Mobile Solutions and Life Sciences businesses.

About Donaldson Company, Inc.

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Diverse, skilled employees at over 150 locations on six continents partner with customers – from small business owners to R&D organizations and the world’s biggest OEM brands. Donaldson solves complex filtration challenges through three primary segments: Mobile Solutions, Industrial Solutions and Life Sciences. Additional information is available at www.Donaldson.com.